Exhibit 4.4

AMENDMENT NO. 3 TO TAX BENEFITS PRESERVATION PLAN

This Amendment No. 3 to Tax Benefits Preservation Plan (this “Amendment”) is made and entered into as of April 22, 2024, by and between United Airlines Holdings, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”), and amends that certain Tax Benefits Preservation Plan, dated as of December 4, 2020 (as amended as of January 21, 2021 and December 4, 2023, the “Rights Agreement”), by and between the Company and the Rights Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Board has determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;

WHEREAS, subject to certain limited exceptions, Section 27 of the Rights Agreement provides that the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, this Amendment is permitted by Section 27 of the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement shall be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1. Amendments.

(a)            Section 1 of the Rights Agreement is hereby amended to remove the definitions of the terms “Counterparty,” “Derivatives Contract,” “Notional Common Shares” and “Receiving Party.” Further, the paragraphs immediately following the definition of “Associate” and immediately preceding the definition of “Board” set forth in Section 1 of the Rights Agreement are hereby amended and restated in their entirety as follows:

A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own” and have “Beneficial Ownership” of any securities (that are as such, “Beneficially Owned”):

(i) that such Person would be deemed to directly, indirectly or constructively own (as determined for purposes of Section 382 or the Treasury Regulations), including any coordinated acquisition of securities by any Persons who have a formal or informal understanding with respect to such acquisition (to the extent ownership of such securities would be attributed to such Persons under Section 382 and the Treasury Regulations);

(ii)  that such Person beneficially owns, directly or indirectly, as determined pursuant to Rule 13d-3 of the Exchange Act Regulations as in effect on the date of this Agreement, including pursuant to any contract, arrangement, understanding or relationship, but only if the effect of such contract, arrangement, understanding or relationship is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations; or

(iii)            that are Beneficially Owned (within the meaning of the preceding subsections of this definition), directly or indirectly, by any other Person with which such Person has any agreement, arrangement or understanding (whether or not in writing and other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), but only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security if such agreement, arrangement or understanding (1) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act Regulations and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

provided, however, that (x) nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition; (y) no officer or director of the Company shall be deemed to Beneficially Own any securities of any other Person solely by virtue of any actions that such officer or director takes in such capacity; and (z) notwithstanding the foregoing provisions of this definition of “Beneficial Ownership,” for purposes of determining “Beneficial Ownership” and whether any Person “Beneficially Owns” or has “Beneficial Ownership” under this Agreement, all Warrants and all Warrant Shares shall be disregarded, it being understood that, (i) to the extent that any Warrant Shares are outstanding at a particular time, such Warrant Shares shall be taken into account for purposes of determining the number of shares of Common Stock outstanding at such time and (ii) except with respect to any Warrant Shares held by the United States Department of the Treasury from the time such shares were issued by the Company, the burden of demonstrating that any shares of Common Stock are Warrant Shares shall be on any Person desiring to rely on this clause (z). The Board shall have sole discretion to determine whether such burden has been satisfied.

With respect to any Person, for all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of the outstanding shares of Common Stock of which such Person is the Beneficial Owner, shall include the number of shares of Common Stock not outstanding at the time of such calculation that such Person is otherwise deemed to Beneficially Own for purposes of this Agreement; provided, however, that the number of shares of Common Stock not outstanding that such Person is otherwise deemed to Beneficially Own for purposes of this Agreement shall not be included for the purpose of computing the percentage of the outstanding shares of Common Stock Beneficially Owned by any other Person (unless such other Person is also deemed to Beneficially Own, for purposes of this Agreement, such shares of Common Stock not outstanding).

(b)            In Exhibit C to the Rights Agreement, the paragraph immediately above the paragraph captioned “Expiration Time” on page C-3 is hereby amended and restated as follows:

For purposes of the Tax Benefits Preservation Plan, a person or group is deemed to beneficially own shares that (a) such person or group is deemed to directly, indirectly or constructively own (as determined for purposes of Section 382 of the Code or the regulations promulgated under the Code), (b) such person or group directly or indirectly beneficially owns (as determined pursuant to Rule 13d-3 of the Exchange Act) or (c) are directly or indirectly beneficially owned (as described in clause (a) or (b)) by any other person with which such person or group has any agreement, arrangement or understanding but only if the effect of such agreement, arrangement or understanding is to treat such persons as an “entity” under specified regulations promulgated under the Code (and with certain exceptions specified in the Tax Benefits Preservation Plan). Warrants and Warrant Shares (as each is defined in the Warrant Agreements, dated as of April 20, 2020, September 28, 2020, January 15, 2021 and April 29, 2021, between the Company and the United States Department of the Treasury) are disregarded for purposes of determining beneficial ownership.

(c)            In Exhibit C to the Rights Agreement, the paragraph captioned “Additional Information” on page C-6 is hereby amended and restated as follows:

Additional Information. A copy of the Tax Benefits Preservation Plan has been filed with the Securities and Exchange Commission as exhibits to a registration statement on Form 8-A (Amendment No. 2) filed on April 23, 2024. A copy of the Tax Benefits Preservation Plan is also available free of charge from the Company.

Section 2. Effective Date; Effect. This Amendment is effective as of the date first set forth above. Except as modified hereby, the Rights Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Rights Agreement, as modified hereby.

Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any such excluded term, provision, covenant or restriction shall affect the rights, immunities, duties or obligations of the Rights Agent in an adverse manner, then the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

Section 6. No Modification. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 7. Headings. The headings of the sections of this Amendment have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

UNITED AIRLINES HOLDINGS, INC.

By:	/s/ Michael Leskinen
	Name:	Michael Leskinen
	Title:	Executive Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Fred Papenmeier
	Name:	Fred Papenmeier
	Title:	Vice President and Manager

Amendment No. 3 to Tax Benefits Preservation Plan